Exhibit 4.2.6.1

SCHEDULE OF SUPPLEMENTAL INDENTURES SUBSTANTIALLY IDENTICAL TO FORM

OF SUPPLEMENTAL INDENTURE DURING AND AFTER 2014

In accordance with Instruction 2 to Item 601 of Regulation S-K, the Registrant has omitted filing the following Supplemental Indentures by and between Aqua Pennsylvania, Inc. and The Bank  of New York Mellon Trust Company, N.A. because they are substantially identical in all material respects to the form of Supplemental Indenture filed as Exhibit 4.1.15 to Essential Utilities, Inc.’s  Annual Report on Form 10‑K for the fiscal year ended December 31, 2015:

1.	Forty-Ninth Supplemental Indenture, dated as of December 1, 2014
2.	Fiftieth Supplemental Indenture, dated as of November 1, 2015
3.	Fifty-First Supplemental Indenture, dated as of November 1, 2016
4.	Fifty-Second Supplemental Indenture, dated as of June 15, 2017
5.	Fifty-Third Supplemental Indenture, dated as of June 1, 2018
6.	Fifty-Fourth Supplemental Indenture, dated as of October 15, 2018
7.	Fifty-Fifth Supplemental Indenture, dated as of May 1, 2019
8.	Fifty-Sixth Supplemental Indenture, dated as of September 1, 2019
9.	Fifty-Seventh Supplemental Indenture, dated as of November 1, 2019
10.	Fifty-Eight Supplemental Indenture, dated as of March 15, 2020
11.	Fifty-Ninth Supplemental Indenture, dated as of September 1, 2020
12.	Sixtieth Supplemental Indenture, dated as of September 1, 2022
13.	Sixty-First Supplemental Indenture, dated as of December 1, 2022
14.	Sixty-Second Supplemental Indenture, dated as of July 27, 2023
15.	Sixty-Third Supplemental Indenture, dated as of May 1, 2025